NEWS RELEASE

RED LAKE MINE EXPLORATION UPDATE
POTENTIALLY 2 NEW HANGING WALL STRUCTURES
DEEPER HIGH GRADE INTERSECTIONS
SULPHIDE ZONES GROWING

Toronto, February 21, 2005 - GOLDCORP INC. (GG: NYSE; G: TSX) announced today that its exploration efforts at the Red Lake Mine continue to indicate significant potential for building reserves and resources! Goldcorp's Red Lake is the richest, and one of the lowest cost to produce gold mines in the world today!

SIGNIFICANT HIGHLIGHTS - 2004

  Two new potential Hanging Wall structures similar in nature to the High Grade Zone (HGZ) have been discovered
  High Grade Zone reaches record depth: 8,160 ft (2,490 m). This confirms high grade mineralization is still present 1,000 ft below the planned bottom of the new shaft
  Encouraging results: Sulphide Zones, Far East and new West Target areas
  Expansion of the Footwall Zones (FW) has accelerated production plans ahead of the forecasts

HIGH GRADE ZONE-THE PROFIT ENGINE OF THE MINE!

Confirming High Grade Continuity

Delineation drilling in the reserve area between 37 level (5,430 ft) (1,655m) and 39 level (5,730 ft) (1,745 m) confirms the continuity and high grade nature of the hanging wall reserves. Fifteen of the seventeen intercepts graded above 1.0 opt (34.3 gpt) with the best drill hole returning 10.46 opt (358 gpt) over 23.9 ft (7.28 m). These results continue to reinforce our confidence level in the existing reserves. The three most exciting drill holes in this area included:

23.50 opt (805.8 gpt) over 7.6 ft (2.32metres):(hole 38L052)
10.46 opt (358.9 gpt) over 23.9 ft (7.28m): (hole 39L034)
5.23 opt (179.3 gpt) over 17.0 ft (5.18m): (hole 39L045)

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Once again, drill results coming from the resource area of the Hanging Wall below 6,600 ft (2,010 m) proved to be very successful in 2004 by confirming the continuity and high grade nature of this mineralization. The three best drill results generated in this area were:

15.70 opt (538.3 gpt) over 13.0 ft (3.96m) at a depth of 6,680 ft (2036m): (hole37L581)
6.24 opt (213.9 gpt) over 13.0 ft (3.96m) at a depth of 6,810 ft (2,075m): (hole 37L605)
0.96 opt (32.9 gpt) over 34.0 ft (10.36m) at a depth of 7,050 ft (2,150m): (hole 37L589)

How Deep Does This Deposit Go?

This is a question that is constantly being tested. Three recent drill results occurred at depths between 7,710 ft (2,350m) and 8,160 ft (2,490m) below surface, some 1,000 ft below the new shaft bottom:

1.01 Opt (34.6 gpt) over 4.5 ft (1.37m): (hole 37L592)
0.50 opt (17.1 gpt) over 3.0 ft (0.91m): (hole 37L595AW)
1.16 opt (39.8 gpt) over 4.0 ft (1.22m): (hole 37L595BW)

These are the deepest High Grade intercepts to date and extend the known vertical limit of the zones by at least 500 ft (150 m). It is noteworthy that the last two intersections are located 350 ft (107 m) below the outline used to estimate the 2004 resource. These results show the potential to add resources at depth. Exploration will continue to test for even deeper high grade in 2005.

EMERGING FOOTWALL ZONES; ACCELERATING PRODUCTION GROWTH!

In 2004, the Footwall Zone area grew in size and importance! It currently extends from approximately 5000 ft (1,524 m) to a vertical depth of 7,170 ft (2,185 m) which is almost the same depth as the bottom of the new shaft. Current work in this area indicates mineralization over a strike length of more than 800 ft (240 m), with the zone still open at depth. The average grade is estimated to be about 1.0 opt and currently contains a measured, indicated and inferred resource of 1.1 million ounces of gold. This exploration success has made it possible to accelerate the production growth curve for the mine by 150,000 ounces over the next 2 years. Some of the most recent drill results in this area include:

4.05 opt (138.9 gpt) over 4.0 ft (1.22 m) : (hole 34L1494AW)
1.47 opt (50.4 gpt) over 6.0 ft (1.83 m) at a depth of 7,170 ft (2,185 m): (hole 34L149AA)

TWO NEW POTENTIAL HANGING WALL STRUCTURES

Exploration to the west of the HGZ continues to excite Goldcorp geologists, as two new potential Hanging Wall structures have been discovered. Each structure shares similar geology to the High Grade Zone and has the potential to add significant ounces to the resource category.

Area 1: West of Hanging Wall Zones

Our previous exploration release (June 16, 2004) reported grades over 1.0 opt in this area located 800 ft (240 m) west of Hanging Wall Zones. New drill results have returned higher grades! The best drill results were:

2.86 opt (98.1 gpt) over 3.4 ft (1.04 m) at a depth of 5,580 ft (1,700 m): (hole 34L1504)
1.29 opt (44.2 gpt) over 6.0 ft (1.83 m) at a depth of 5,710 ft (1,740 m): (hole 34L1498)
1.00 opt (34.3 gpt) over 8.5 ft (2.59 m) at a depth of 5,380 ft (1,640 m): (hole 34L1495)
0.90 opt (30.9 gpt) over 2.5 ft ( 0.76 m) at a depth of 6,580 ft (2,005 m): (hole 37L605)

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These results align with historic gold intercepts from surface and underground drilling, and point toward a new potential gold structure in the Hanging Wall of the High Grade and Sulphide Zones.

Area 2: South of Hanging Wall Zones

This area is the most recent discovery of our exploration program, with early results showing more high grade. Located 2,400 ft (730 m) south of the Hanging Wall Zones, recent drill results included:

0.87 opt (29.8 gpt) over 3.5 ft (1.07 m): (hole 37L592)
0.72 opt (24.7 gpt) over 6.0 ft (1.83 m): (hole 37L594)
0.72 opt (24.7 gpt) over 4.0 ft (1.22 m): (hole 37L641)

Both new structures are virtually unexplored and will be further tested in 2005.

Other High Grade Intersections

Drilling in the West Area of the mine returned gold value associated with the HGZ HW Structure. These intercepts are located 1,700 ft (520m) west of the current reserve and resource limits of that zone.

6.01 opt (206.1 gpt) over 2.0 ft (0.61m): (hole 34L1470)
0.54 opt (18.4 gpt) over 2.0 ft (0.61 m): (hole 34L1063A)

Sulphide Zone: Gearing Up For Production

When the new shaft is complete in 2007 the Sulphide Zone will start to be mined once again. During the year exploration of the Sulphide Zone was focused on two goals: first, upgrading the resources to increase the reserve base and second, exploring new areas for mineralization in order to increase resources. The latest results demonstrate that Goldcorp is continuing to achieve success.

Extensions of Previously Mined Ore

About 29 drill holes were completed within the currently defined resources to confirm the continuity of the Sulphide Zone between 4,400 ft (1,340 m) and 5,700ft (1,740 m) below surface. Some of the best drill results in this area were as follows:

3.27 opt (112.1 gpt) over 7.3 ft (2.23 m): (hole 34L1466)
0.90 opt (30.9 gpt) over 5.4 ft (1.65 m): (hole 37L584)
0.64 opt (21.9 gpt) over 19.3 ft (5.88 m): (hole 34L1444)

Far East Zone

To date, approximately 240,000 ounces of sulphide resources have been identified in the Far East Zone. Ongoing exploration drilling from 34 level is directed towards identifying significant extensions of sulphide mineralization. The following results confirm the continuity of the mineralized structure:

0.77 opt (26.4 gpt) over 4.0 ft (1.22m): (hole 34L1462)
0.42 opt (14.4 gpt) over 4.3 ft (1.31 m): (hole 34L1457)

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Deep Extension of Far East

New intersections at a depth of 7,300 ft (2,225m) located between section 69+00E and 72+00E are interpreted as the possible down-dip extension of the Far East Zone identified in drill hole 34L1462.

0.78 opt (26.7 gpt) over 4.0 ft (1.22 m): (hole 34L1499A)
0.50 opt (17.1 gpt) over 2.0 ft (0.61 m): (hole 34L1468)

These latest results continue to confirm the validity of our exploration model and suggest that the potential for increasing the resources at depth in the Far East Zone is excellent.

EXPLORATION IN 2005

Goldcorp intends to invest $14 million into exploration at the Red Lake Mine in 2005 with a forecast aimed to complete 302,000 ft of diamond drilling and 3,000 ft of underground development. We will continue to target both high grade and sulphide mineralization with the objective of replacing reserves and resources for the 5th consecutive year. Primary goals in 2005 will be to test the two new Hanging Wall structures in the west, continuity of known mineralized trends and developing a pipeline of new exploration targets from surface to below the shaft bottom.

QUALIFIED PERSON

This news release has been prepared under the guidance of Gilles Filion, Eng. (OIQ), Vice President, Exploration, who is designated as a Qualified Person with the ability and authority to verify the authenticity and validity of this data. All samples were analyzed by either ALS Chemex Laboratories Ltd. of Mississauga, Ontario, TSL Laboratories of Saskatoon, Saskatchewan, or SGS XRAL Laboratories of Toronto, Ontario.

New Goldcorp is now the world's lowest cost, million ounce gold producer. The acquisition of Wheaton River Minerals Ltd. has increased gold production, gold reserves and resources and given us one of the fastest growth curves in the industry. It has strengthened our already solid balance sheet and lowered production costs per ounce even further. The Company is in excellent financial condition: has NO DEBT, a LARGE TREASURY, positive Cash Flow and Earnings and pays a DIVIDEND twelve times a year! GOLDCORP is completely UNHEDGED.

Goldcorp's shares are listed on the New York and Toronto Stock Exchanges under the trading symbols of GG and G, respectively and its options trade on the American Stock Exchange (AMEX), the Chicago Board of Options Exchange (CBOE) and the Pacific Stock Exchange (PCX) in the United States and on the Montreal Exchange (MX) in Canada.

FORWARD-LOOKING STATEMENTS

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Goldcorp Inc., are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Goldcorp expectations are disclosed under the heading "Risk Factors" and elsewhere in Goldcorp documents filed from time to time with the Toronto Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities.

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For further information, please contact:	Corporate Office

Gilles Filion	145 King Street West
Vice President, Exploration	Suite 2700
Telephone: (416) 865-0326 Suite 2700	Toronto, Ontario
Fax: (416) 361-5741	M5H 1J8
e-mail: info@goldcorp.com	Website: www.goldcorp.com